As filed with the Securities and Exchange Commission on November 5, 2024

Registration No. 333-282652

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICECURE MEDICAL LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Eyal Shamir Chief Executive Officer 7 Ha’Eshel St., PO Box 3163 Caesarea, 3079504 Israel Tel: +972.4.6230333	IceCure Medical Inc. 10 W Prospect Street, Suite 401 Nanuet, NY 10954 Tel: +1.888.902.5716
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: 212.660.3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th Floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480	Faith L. Charles, Esq. Thompson Hine LLP 300 Madison Avenue, 27th Floor New York, NY 10017 Tel: 212.344.5680

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMber 5, 2024

Up to 22,222,222 Ordinary Shares

Warrants to purchase up to 22,222,222 Ordinary Shares

Up to 22,222,222 Ordinary Shares underlying such Warrants

Pre-Funded Warrants to purchase up to 22,222,222 Ordinary Shares

Up to 22,222,222 Ordinary Shares underlying such Pre-Funded Warrants

IceCure Medical Ltd.

We are offering on a “best efforts” basis up to 22,222,222 ordinary shares, no par value per share, or the Ordinary Shares, of IceCure Medical Ltd., together with accompanying warrants to purchase up to 22,222,222 Ordinary Shares, or the Warrants, together with the Ordinary Shares, based on an assumed combined public offering price of $0.81 per Ordinary Share and accompanying Warrant (the last reported sale price of our Ordinary Shares on The Nasdaq Capital Market, or Nasdaq, on November 1, 2024). The actual offering price per Ordinary Share and accompanying Warrant will be negotiated between us and the investors, in consultation with the placement agents based on, among other things, the trading price of our Ordinary Shares prior to the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Each Warrant will be exercisable for one Ordinary Share and have an assumed exercise price between $0.81 and $0.89 per Ordinary Share (or 100% to 110% of the assumed offering price per Ordinary Share and accompanying Warrant).  Each Warrant will become exercisable upon issuance, or the Issuance Date. The Warrants will expire on the earlier of (i) 30 calendar days from the date of our public announcement that the marketing authorization of ProSense in early-stage low risk breast cancer from the U.S. Food and Drug Administration, or the FDA, has been received or (ii) five (5) years from the Issuance Date. See “Description of Securities We Are Offering” for more information in relation to the Warrants.

We are also offering pre-funded warrants, or the Pre-Funded Warrants, to each purchaser whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, in lieu of Ordinary Shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares. The public offering price of each Pre-Funded Warrant and accompanying Warrant is $0.8099, which is equal to the price of one Ordinary Share and accompanying Warrant in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Pre-Funded Warrants and Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.

The Ordinary Shares, Warrants, and Pre-Funded Warrants are collectively referred to herein as the “Securities.”

Our Ordinary Shares are listed on Nasdaq, under the symbol “ICCM.” The last reported sale price on Nasdaq of our Ordinary Shares on November 1, 2024 was $0.81 per share.

The Ordinary Shares and accompanying Warrants will be issued separately and will be immediately separable upon issuance but can only be purchased together in this offering.

There is no established public trading market for the Warrants and the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants and Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves risk. See “Risk Factors” beginning on page 5 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, or 2023 Annual Report, which is incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has neither approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have engaged Maxim Group LLC, or Maxim, as our lead placement agent and Roth Capital Partners LLC as a co-placement agent, or the placement agents, to use their best efforts to solicit offers to purchase our securities in this offering. The placement agents have no obligation to purchase any securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth in this prospectus. We have agreed to pay the placement agents the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

The securities will be offered at a fixed price and are expected to be issued in a single closing. Maxim’s engagement will terminate on December 31, 2024, unless the offering is completed sooner or unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We expect to enter into a securities purchase agreement relating to the offering with those investors that choose to enter into such an agreement on the day that the registration statement of which this prospectus forms a part is declared effective and that the closing of the offering will end one trading day after we first enter into a securities purchase agreement relating to the offering. The offering will settle delivery versus payment, or DVP, receipt versus payment, or RVP, (on the closing date we will issue the Ordinary Shares directly to the account(s) at the placement agents identified by each purchaser; upon receipt of such shares, the placement agents shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the placement agents (or their clearing firms) by wire transfer to us).

We and the placement agents have not made any arrangements to place investor funds in an escrow account or trust account since the placement agents will not receive investor funds in connection with the sale of the new securities offered hereunder. As stated above, because this is a best efforts offering, the placement agents do not have an obligation to purchase any securities and, as a result, there is a possibility that we may not be able to sell the securities. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors – Risks Related to this Offering and Ownership of our Securities” for more information.

	Per Ordinary Share and Accompanying Warrant	Per Pre- Funded Warrant and Accompanying Warrant	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

(1)	Represents a cash fee equal to 7.0% of the aggregate purchase price paid by investors in this offering provided, however, in the case of certain identified investors, the placement agent fee will be 1.5% of the gross proceeds in this offering. We have also agreed to reimburse the placement agents for certain of their offering-related expenses and pay the placement agents a non-accountable expense allowance. See “Plan of Distribution” beginning on page 26 of this prospectus for a description of the compensation to be received by the placement agents.

(2)	Does not give any effect to any exercise of the Warrants and/or Pre-Funded Warrants being issued in this offering.

We anticipate that delivery of the Securities is expected to be made on or about                 , 2024, subject to customary closing conditions.

Lead Placement Agent	Co-Placement Agent

Maxim Group LLC	Roth Capital Partners

The date of this prospectus is             , 2024

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the placement agents have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “IceCure” refer to IceCure Medical Ltd. and its wholly owned subsidiaries, IceCure Medical Inc., a Delaware corporation, IceCure Medical HK Limited, a Hong Kong corporation and IceCure (Shanghai) MedTech Co., Ltd., a subsidiary of IceCure Medical HK Limited.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars”, USD or “$” mean U.S. dollars. Unless otherwise noted, all translations from NIS to U.S. dollars in this prospectus were made at a rate of NIS 3.759 for USD 1.00, the exchange rate as of June 28, 2024, published by the Bank of Israel. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in the preparation of the consolidated financial statements included in this prospectus and other financial data appearing in this prospectus.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. While we believe the estimated market position, market opportunity and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Other market data and industry information is based on management’s knowledge of the industry and good faith estimates of management. All of the market data, panel data and industry information used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus and the documents incorporated by reference to this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.

This prospectus contains trademarks, trade names and service marks, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the sections titled “Risk Factors” and our consolidated financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a commercial stage medical device company focusing on the research, development and marketing of cryoablation systems and technologies based on liquid nitrogen, or LN2, for treating tumors. Cryoablation is the process by which benign and malignant tumors are ablated (destroyed) through freezing such tumors while in a patient’s body. Our proprietary cryoablation technology is a minimally invasive alternative to surgical intervention, for tumors, including those found in breast, lungs, kidneys, bones and other indications. Our lead commercial cryoablation product is the ProSense system and its associated cryoprobes. We received marketing authorization from the FDA for the IceCure family of products, including IceSense3, ProSense, MultiSense, and XSense, for the treatment of breast fibroadenomas, prostate and kidney tissue, liver metastases, tumors, skin lesions and other indications.

Recent Developments

Having compiled the ICE3 breast cancer cryoablation trial results, which showed an 100% patient and physician satisfaction and a 96.3% recurrence free rate, we submitted the data to the FDA along with a marketing authorization request to treat early-stage breast cancer in April 2024. The FDA is convening an advisory panel on November 7, 2024 to review the De Novo marketing clearance request for ProSense, the decision about which is expected to be delivered in early 2025. In July 2024, we announced that the FDA granted us regulatory clearance for the XSense system with cryoprobes.

For the nine months period ended September 30, 2024, we generated $2.4 million in revenues. As of September 30, 2024, we had approximately $10.67 million in cash and cash equivalents, including short-term deposits.  The foregoing is a preliminary estimate regarding our revenue and our cash and cash equivalents as of and for the nine months period ended September 30, 2024. This preliminary financial information is based upon our estimates and is subject to completion of our financial closing procedures. Moreover, this preliminary financial information has been prepared solely on the basis of information that is currently available to, and that is the responsibility of, management. Our independent registered public accounting firm has not audited nor reviewed, and does not express an opinion with respect to, this information. This preliminary financial information is not a comprehensive statement of our revenue and our cash and cash equivalents as of and for the nine months period ended September 30, 2024 and remains subject to, among other things, the completion of our financial closing procedures, final adjustments, and completion of our internal review as of and for the nine months period ended September 30, 2024, which may materially impact the results and expectations set forth above.

Corporate Information

We are an Israeli corporation based in Caesarea, Israel and were incorporated in Israel in 2006. On February 2, 2011, we became a public company in Israel and our Ordinary Shares were listed for trade on the Tel Aviv Stock Exchange, or the TASE. On August 26, 2021, our Ordinary Shares were listed for trade on the Nasdaq. As of July 24, 2023, our Ordinary Shares are no longer listed on the TASE and trade exclusively on Nasdaq. Our principal executive offices are located at 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel. Our telephone number in Israel is +972-4-6230333. Our website address is http://www.icecure-medical.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. See “Risk Factors—Risks Related to this Offering and Ownership of our Securities” for additional information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Ordinary Shares currently issued and outstanding	55,501,599 Ordinary Shares

Securities offered by us

Up to 22,222,222 Ordinary Shares and accompanying Warrants to purchase up to 22,222,222 Ordinary Shares on a reasonable “best efforts” basis. The Warrants are exercisable immediately, have an exercise price between $0.81 and $0.89 per Ordinary Share (or 100% to 110% of the assumed offering price per Ordinary Share and accompanying Warrant), and will expire on the earlier of (i) 30 calendar days from the date of our public announcement that the marketing authorization of ProSense in early-stage low risk breast cancer from the FDA has been received or (ii) five (5) years from the Issuance Date.

We are also offering to certain purchasers whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of each purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Warrants in lieu of ordinary shares that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of each purchaser, 9.99%) of our outstanding Ordinary Shares. The purchase price of each Pre-Funded Warrant is $0.8099 (which is equal to the assumed public offering price per ordinary share to be sold in this offering minus $0.0001, the exercise price per ordinary share of each Pre-Funded Warrant). The pre-funded warrants are immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. We are also registering the Ordinary Shares issuable from time to time upon the exercise of the Pre-Funded Warrants and Common Warrants offered hereby.

The Ordinary Shares or the Pre-Funded Warrants, and accompanying Warrants are immediately separable and will be issued separately in this offering, but must initially be purchased together in this offering. For more information regarding the Warrants and Pre-Funded Warrants, you should carefully read the section titled “Description of Securities We Are Offering” in this prospectus.

Ordinary Shares to be outstanding after this offering	Up to 77,723,821 Ordinary Shares, assuming none of the Warrants or Pre-Funded Warrants issued in this offering are exercised.

Use of proceeds

We expect to receive approximately $16.5 million in net proceeds from the sale of the Securities offered by us in this offering based upon an assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant, which was the last reported sales price on Nasdaq of our Ordinary Shares on November 1, 2024, and after deducting placement agent fees and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants and assuming no sale of any Pre-Funded Warrants.

However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds from this offering for business development and marketing activities, research and development and general and corporate purposes.

Regardless of the amount of proceeds received in this offering, the use of proceeds is expected to remain the same. The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering.

Risk factors

You should read the “Risk Factors” section starting on page 5 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our 2023 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Securities.

Best Efforts Offering	We have agreed to offer and sell the Securities offered hereby to the purchasers through the placement agents. The placement agents are not required to buy or sell any specific number or dollar amount of the Securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 26 of this prospectus.

Lock-Up	Our directors and officers have agreed with the placement agents, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the Ordinary Shares or securities convertible into or exercisable or exchangeable for the Ordinary Shares for a period of 60 days after the completion of this offering. See “Plan of Distribution” for more information.

Nasdaq symbol	Our Ordinary Shares are listed on Nasdaq, under the symbol “ICCM”.

The number of the Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 55,501,599 Ordinary Shares outstanding as of November 1, 2024. This number excludes:

●	an aggregate of 3,605,394 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary shares, at exercise prices ranging between NIS 2.4 to NIS 17.9 (approximately $0.6 to $4.7) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2006 Employee Share Option Plan, as amended from time to time, or the 2006 Option Plan;

●	an aggregate of 1,069,450 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary shares, at exercise prices ranging between NIS 2.8 to NIS 3.3 (approximately $0.7 to $0.9) per Ordinary Share, issued to directors, officers, service providers and employees issued under our IceCure Medical Ltd. 2024 Employee Equity Incentive Plan, or the 2024 Incentive Plan; and

●	an aggregate of 860,314 Ordinary Shares issuable upon the vesting of restricted share units, or RSUs, granted under the 2024 Incentive Plan.

Except as otherwise indicated, the information in this prospectus assumes no exercise of Warrants or Pre-Funded Warrants issued in this offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the risks described under the caption “Item 3. Key Information - D. Risk Factors” in our 2023 Annual Report, together with all of the other information in this prospectus, and the information incorporated by reference in this prospectus, including the financial statements and related notes, before deciding whether to purchase our securities. If any of the following risks are realized, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the price of our Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Related to this Offering and Ownership of our Securities

The market price of our Ordinary Shares may be highly volatile and fluctuate substantially, which could result in substantial loses for purchasers of our Ordinary Shares.

The trading price of our Ordinary Shares may be volatile. The market price for the Ordinary Shares may be influenced by many factors, including:

●	inability to obtain the approvals necessary to commence further clinical trials;

●	unsatisfactory results of clinical trials;

●	announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

●	announcements of therapeutic innovations or new products by us or our competitors;

●	adverse actions taken by regulatory authorities with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

●	changes or developments in laws or regulations applicable to the cryoablation of tumors or any other indication that we may seek to develop;

●	any adverse changes to our relationship with manufacturers or suppliers;

●	any intellectual property infringement actions in which we may become involved;

●	announcements concerning our competitors or the biotechnology industry in general;

●	our commencement of, or involvement in, litigation;

●	any major changes to our board of directors or management;

●	our ability to recruit and retain qualified regulatory, research and development personnel;

●	legislation or changes to healthcare payment systems;

●	the depth of the trading market in our Ordinary Shares;

●	general economic weakness, including inflation, or industry and market conditions;

●	business interruptions resulting from an epidemic or pandemic, geopolitical actions, including war and terrorism, or natural disasters;

●	the granting or exercise of employee stock options or other equity awards; and

●	changes in investors’ and securities analysts’ perception of the business risks and conditions of our business.

In addition, the stock market in general, and the Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly.

Future sales or other issuances of our Ordinary Shares could depress the market price for our Ordinary Shares.

Substantial sales of our Ordinary Shares may cause the market price of our Ordinary Shares to decline. Sales by our security holders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares or could make it more difficult for us to raise funds through the sale of equity in the future.

Future issuances of Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares could further depress the market for our Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares. We expect to continue to incur research and development and general and corporate purposes and, to satisfy our funding requirements, we will need to sell additional equity securities, which may include sales of significant amounts of Ordinary Shares, which may be subject to registration rights and warrants with anti-dilutive protective provisions. The sale or the proposed sale of substantial amounts of our Ordinary Shares or other equity securities in the public markets or in private transactions may adversely affect the market price of our Ordinary Shares and our share price may decline substantially.

Our principal shareholders, officers and directors currently beneficially own approximately 49.9% of our Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of the date of this prospectus, our principal shareholders, officers and directors beneficially own approximately 49.9% of our Ordinary Shares. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering and as described in the section titled “Use of Proceeds.” Our management could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Ordinary Shares.

If you purchase Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your investment.

You will suffer immediate and substantial dilution in the net tangible book value of the Ordinary Shares if you purchase shares in this offering. Based on an assumed public offering price of $0.81 per share, after giving effect to this offering, purchasers of Ordinary Shares in this offering will experience immediate dilution in net tangible book value of $0.43 per share. In addition, after giving effect to this offering, investors purchasing Ordinary Shares in this offering will contribute 14% of the total amount invested by shareholders since inception but will only own 29% of the Ordinary Shares outstanding. See “Dilution” for a more detailed description of the dilution to new investors in the offering.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement.

The Warrants and Pre-Funded Warrants are speculative in nature.

The Warrants and Pre-Funded Warrants offered hereby do not confer any rights of Ordinary Share ownership on their holders, such as voting rights, but rather merely represent the right to acquire Ordinary Shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Warrants and Pre-Funded Warrants may exercise their right to acquire the Ordinary Shares upon the payment of an exercise price between $0.81 and $0.89 per Ordinary Share (or 100% to 110% of the assumed offering price per Ordinary Share and accompanying Warrant) in the case of Warrants and an exercise price of $0.0001 per share in the case of Pre-Funded Warrants. Moreover, following this offering, the market value of the Warrants and Pre-Funded Warrants is uncertain and there can be no assurance that the market value of the Warrants or Pre-Funded Warrants will equal or exceed their imputed public offering prices. Furthermore, each Warrant will expire on the earlier of (i) thirty (30) calendar days from the date of our public announcement that the marketing authorization of ProSense in early-stage low risk breast cancer from the FDA has been received or (ii) five (5) years from the Issuance Date; each Pre-Funded Warrant will not expire until it has been exercised in full.

In the event the price of the Ordinary Shares does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, the Warrants may not have any value.

There is no public market for the Warrants or Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Warrants or Pre-Funded Warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants or Pre-Funded Warrants will be limited.

Holders of our Warrants and Pre-Funded Warrants will have no rights as a shareholder until they acquire our Ordinary Shares.

Until holders of our Warrants and Pre-Funded Warrants acquire Ordinary Shares upon exercise of such warrants, the holders will have no rights with respect to the Ordinary Shares issuable upon exercise of such Warrants and Pre-Funded Warrants. Upon exercise of the Warrants and Pre-Funded Warrants, holders will be entitled to exercise the rights of shareholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants and Pre-Funded Warrants, public holders will only be able to exercise such Warrants and Pre-Funded Warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants and Pre-Funded Warrants at the time that holders wish to exercise such Warrants and Pre-Funded Warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such Warrants and Pre-Funded Warrants to the holders. As a result, the number of Ordinary Shares that holders will receive upon exercise of the Warrants and Pre-Funded Warrants will be fewer than it would have been had such holders exercised their Warrants and Pre-Funded Warrants for cash. We will do our best efforts to maintain a current and effective prospectus relating to the Ordinary Shares issuable upon exercise of such Warrants and Pre-Funded Warrants until the expiration of such Warrants and Pre-Funded Warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The best efforts structure of this offering may have an adverse effect on our business plan.

The placement agents are offering the Securities in this offering on a best efforts basis. The placement agents are not required to purchase any securities, but will use their best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us or if consummated the amount of proceeds to be received. The success of this offering will impact our ability to use the proceeds to execute our business plan. An adverse effect on the business may result from raising less than anticipated, and from the fact that there is no minimum raise.

If we are unable to comply with the Nasdaq continued listing requirements, our Ordinary Shares could be delisted from Nasdaq, which may have a material adverse effect on our liquidity, the ability of shareholders to sell their Ordinary Shares and our ability to obtain additional financing.

On July 19, 2024, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with its minimum bid price requirement because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days, or the Minimum Bid Price Requirement. We were granted 180 calendar days, or until January 14, 2025, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by January 14, 2025, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period.

We intend to monitor the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement, including initiating a reverse stock split. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

There can be no assurances that we will be able to regain compliance with the Minimum Bid Price Requirement or if we do later regain compliance with the Minimum Bid Price Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Ordinary Shares will be delisted from Nasdaq.

In the event that our Ordinary Shares are delisted from Nasdaq, as a result of our failure to comply with the Minimum Bid Price Requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and are not eligible for listing on another exchange, trading in our Ordinary Shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

Risks Related to our Business and Industry

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We may be subject to rules and regulations in the United States and non-U.S. jurisdictions relating to our ProSense and MultiSense systems or any future products. In some countries, including countries of the European Union, or the EU, Japan, or China each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental agencies can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

For example, the Chinese government has implemented volume-based procurement policies, or VBPs, a series of centralized reforms instituted in China on both a national and regional basis designed to decrease prices for medical devices and other products. VBPs in China could result in reduced margins on covered devices and products, required renegotiation of distributor arrangements or an incurrence of inventory-related charges. As a result of VBPs, we may experience a reduction in revenues from the sales of our products in China and VBPs in China may also impact our relationship with Shanghai Medtronic Zhikang Medical Devices Co., Ltd. and/or Beijing Turing Medical Technology Co., Ltd. We cannot predict future impacts of VBPs on our business and activities in China, including any expansion of VBPs to include additional products within our portfolio.

Risks Related to our Operations in Israel

Our principal executive offices, most of our research and development activities and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including Israel’s multi-front war with terrorist groups and hostile state actors in the Middle East, such as Hezbollah in Lebanon and Hamas in the Gaza Strip, and Iran, respectively, and Israel’s response thereto.

Our executive offices, corporate headquarters and principal research and development facilities are located in Israel. In addition, most of our officers and directors are residents of Israel. Accordingly, political, economic and military and security conditions in Israel and the surrounding region may directly affect our business. Any conflicts, political instability, terrorism, cyberattacks or any other hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. Ongoing and revived hostilities in the Middle East or other Israeli political or economic factors, could harm our operations.

On October 7, 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks.

The intensity and duration of Israel’s current war is difficult to predict, as are such war’s implications on our business and operations. While none of our supply chains have been impacted since the war broke out on October 7, 2023, the ongoing war may create supply and demand irregularities in Israel’s economy in general or lead to macroeconomic indications of a deterioration of Israel’s economic standing, which may have a material adverse effect on us and our ability to effectively conduct our operations. Such potential disruption to our operations may include certain delays and diversions of the import of certain components for manufacturing and production as a result of reduced air travel and the attacks on container ships on the Red Sea route by the Iranian-backed Houthi Movement.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible or currently occurring hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service. Ten of our employees, none of whom are members of management, were called up as reservists to active military duty. These reservist employees have since been discharged and returned to employment, however they may be called to military service again. In addition, we rely on service providers located in Israel and our employees or employees of such service providers may be called for service in the current or future wars or other armed conflicts with Hamas and such persons may be absent from their positions for a period of time. As of November 1, 2024, any impact as a result of the number of absences of our personnel and personnel at our service providers or counterparties located in Israel has been manageable. However, military service call ups that result in absences of personnel from our service providers or contractual counterparties in Israel may disrupt our operations and absences for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon has also launched missile, rocket, and shooting attacks against Israeli military sites, troops, and Israeli towns in northern Israel. In response to these attacks, the Israeli army has carried out a number of targeted strikes on sites belonging to Hezbollah in southern Lebanon. In addition, Iran recently launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. Any further hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

Prior to the Hamas attack in October 2023, the Israeli government pursued extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or transact business in Israel as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. The risk of such negative developments has increased in light of the recent Hamas attacks and the war against Hamas declared by Israel, regardless of the proposed changes to the judicial system and the related debate. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

Risks Related to Enforceability of Civil Liabilities

Investors may have difficulty enforcing judgments against us, our directors and management.

We were incorporated in Israel. Substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court.

One member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the People’s Republic of China, or the PRC. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States on Mr. Huang and attempts to enforce such a judgment in the PRC could be costly, time consuming and ultimately unsuccessful.

Another member of our board of directors, Mr. Vincent Chun Hung Chan, is a citizen of both Great Britain and the Hong Kong Special Administrative Region of the PRC, or Hong Kong, and is located in Hong Kong. There is uncertainty as to whether the courts of Hong Kong would: (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is: (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States and attempts to enforce such a judgment in Hong Kong on Mr. Chan could be costly, time consuming and ultimately unsuccessful.

To the extent any of our directors are located in China or Hong Kong, it may be difficult for you to enforce liabilities and enforce judgments on these individuals, for you to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of the foregoing, you may have more difficulties in protecting your interests through actions against us, our officers or directors than would shareholders of a company incorporated in a jurisdiction in the United States. See “Enforceability of Civil Liabilities” for a more detailed discussion on enforcement risks related to civil liabilities.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our available cash and our ability to obtain additional funding;

●	our ability to market and sell our products;

●	regulatory developments in the United States and other countries;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers and other partners;

●	our ability to internally develop new inventions and maintain and protect our European, U.S., and other patents and other intellectual property;

●	our ability to obtain and maintain regulatory approvals for our products and their associated indications for use;

●	our ability to retain key executive members;

●	our ability to expose and educate physicians and other medical professionals about the use cases of our products;

●	our ability to comply with Nasdaq’s continued listing requirements, and timing and effect thereof;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws;

●	general market, political and economic conditions in the countries in which we operate, including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the multi-front war Israel is facing; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our 2023 Annual Report, which is incorporated by reference herein.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference to this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING DETAILS

Our Ordinary Shares have traded on Nasdaq under the symbol “ICCM” since August 26, 2021.

As of the date of this prospectus, our only listed class of securities is the Ordinary Shares. All of our Ordinary Shares have the same rights and privileges. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants will be limited. For more information, see “Description of Share Capital and Governing Documents—Our Articles of Association—Rights Attached to Shares”.

USE OF PROCEEDS

We expect to receive approximately $16.5 million in net proceeds from the sale of the Securities offered by us in this offering, based upon an assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant, which is the last reported sales price on Nasdaq of our Ordinary Shares on November 1, 2024, and after deducting placement agent fees and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants and assuming no sale of any Pre-Funded Warrants.

We currently expect to use the net proceeds from this offering for business development and marketing activities, research and development and general and corporate purposes.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development of our products and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the timing, scope, progress and results of our research and development efforts, timing and progress of our clinical trials, regulatory and competitive environment and other factors that management believes are appropriate.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

Because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the securities offered in this offering would be approximately $12.3 million, $8.1 million, and $3.9 million, respectively, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants and assuming no sale of any Pre-Funded Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Under the Companies Law, the repurchase of shares is treated as a dividend distribution.

The Israeli Companies Law, 5759-1999, or the Companies Law, imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Under new exemptions, however, an Israeli company whose shares are listed outside Israel is permitted to execute distributions through repurchasing its own shares, even if earnings criteria are not met, without the need for a court’s approval. This exemption is subject to certain conditions, including, among others: (i) the distribution meets the solvency criteria; and (ii) there had not been any objection filed by any of the Company’s creditors to the relevant court. If any creditor objects to such distribution, the Company will be required to obtain the court’s approval for such distribution.

Payment of dividends may be subject to Israeli withholding taxes. See “Item 10 – Taxation” in our Annual Report for additional information, which is incorporated by reference herein.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis; and

●	on an as adjusted basis to gives further effect to the sale in this offering of 22,222,222 Ordinary Shares and accompanying Warrants at the assumed public offering price of $0.81 per share, which was the last reported sales price on Nasdaq of our Ordinary Shares on November 1, 2024, after deducting estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no exercise of Warrants, as if the sale of the Ordinary Shares had occurred on June 30, 2024.

You should read this table in conjunction with our “Unaudited Interim Condensed Consolidated Financial Statements as of and for the Six Months Ended June 30, 2024” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Six Months Ended June 30, 2024” attached as exhibits 99.1 and 99.2, respectively, to our Report on Form 6-K filed on August 20, 2024 and incorporated by reference herein.

	As of June 30, 2024
U.S. dollars in thousands	Actual	As Adjusted
Cash and cash equivalents	$9,652	$26,109
Short-term deposits	807	807
Shareholders’ equity:
Ordinary shares, no par value per share; Authorized 2,500,000,000 shares; Issued and outstanding: 49,517,660 shares as of June 30, 2024
Additional paid-in capital	107,361	123,818
Accumulated deficit	(96,751)	(96,751)
Total shareholders’ equity	10,610	27,067
Total capitalization	$10,610	27,067

The table above is based on 55,501,599 Ordinary Shares outstanding as of November 1, 2024 and assumes that all of the Ordinary Shares offered hereby are sold. This number excludes:

●	an aggregate of 3,605,394 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary shares, at exercise prices ranging between NIS 2.4 to NIS 17.9 (approximately $0.6 to $4.7) per Ordinary Share, issued to directors, officers, service providers and employees issued under the 2006 Option Plan;

●	an aggregate of 1,069,450 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between NIS 2.8 to NIS 3.3 (approximately $0.7 to $0.9) per Ordinary Share, issued to directors, officers, service providers and employees issued the 2024 Incentive Plan;

●	an aggregate of 860,314 Ordinary Shares issuable upon the vesting of RSUs, granted under the 2024 Incentive Plan.

A $0.25 increase (decrease) in the assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant would increase (decrease) the as adjusted amount of each of cash and cash equivalents by approximately $5.17 million and increase (decrease) total shareholders’ equity by approximately $5.17 million, assuming the offering of 22,222,222 Ordinary Shares and accompanying Warrants in this offering and assuming no exercise of Warrants.

A $1.00 increase in the assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant would increase the as adjusted amount of each of cash and cash equivalents by approximately $20.67 million and increase total shareholders’ equity by approximately $20.67 million, assuming the offering of 22,222,222 Ordinary Shares and accompanying Warrants in this offering and assuming no exercise of Warrants.

A $1.50 increase in the assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant would increase the as adjusted amount of each of cash and cash equivalents by approximately $31.0 million and increase total shareholders’ equity by approximately $ 31.0 million, assuming the offering of 22,222,222 Ordinary Shares and accompanying Warrants in this offering and assuming no exercise of Warrants.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted immediately to the extent of the difference between the public offering price per Ordinary Share and accompanying Warrant you will pay in this offering and the as adjusted net tangible book value per Ordinary Share after this offering. As of June 30, 2024, we had a net tangible book value of $10.4 million, corresponding to a net tangible book value of $0.21 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 49,517,660, the total number of Ordinary Shares issued and outstanding on June 30, 2024.

After giving effect to the sale of the Ordinary Shares offered by us in this offering (excluding Ordinary Shares issuable upon exercise of the Warrants being offered in this offering) and accompanying Warrants, and after deducting the estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no exercise of Warrants, our as adjusted net tangible book value estimated at June 30, 2024 would have been approximately $27.07 million, representing $0.38 per Ordinary Share. At the assumed public offering price for this offering of $0.81 per Ordinary Share and accompanying Warrant, which is the last reported sales price on Nasdaq of our Ordinary Shares on November 1, 2024 set forth on the cover page of this prospectus, this represents an immediate increase in historical net tangible book value of $0.74 per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $0.43 per Ordinary Share to purchasers of Ordinary Shares in this offering. Dilution for this purpose represents the difference between the price per Ordinary Share paid by purchasers in this offering and the as adjusted net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution on a per Ordinary Share basis to purchasers of Ordinary Shares in this offering:

Assumed public offering price per Ordinary Share and accompanying Warrant	$0.81
Net tangible book value per Ordinary Share as of June 30, 2024	$0.21
Increase in net tangible book value per Ordinary Share attributable to new investors	$0.74
As adjusted net tangible book value per Ordinary Share after this offering	$0.38
Dilution per Ordinary Share to new investors in this offering	$0.43
Percentage of dilution in net tangible book value per Ordinary Share for new investors	53%

The dilution information set forth in the table above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

A $0.25 increase or decrease in the assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant would increase or decrease our as adjusted net tangible book value per Ordinary Share after this offering  by $0.07 and the dilution per Ordinary Share to new investors by $0.18, assuming the number of Ordinary Shares and accompanying Warrants offered by us, as set forth on the cover page of this prospectus remains the same, after deducting the estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no exercise of Warrants. We may also increase or decrease the number of Ordinary Shares and accompanying Warrants we are offering.

A $1.00 increase in the assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant would increase or decrease our as adjusted net tangible book value per Ordinary Share after this offering  by $0.29 and the dilution per Ordinary Share to new investors by $0.71, assuming the number of Ordinary Shares and accompanying Warrants offered by us, as set forth on the cover page of this prospectus remains the same, after deducting the estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no exercise of Warrants. We may also increase or decrease the number of Ordinary Shares and accompanying Warrants we are offering.

A $1.50 increase in the assumed public offering price of $0.81 per Ordinary Share and accompanying Warrant would increase or decrease our as adjusted net tangible book value per Ordinary Share after this offering  by $0.43 and the dilution per Ordinary Share to new investors by $1.07, assuming the number of Ordinary Shares and accompanying Warrants offered by us, as set forth on the cover page of this prospectus remains the same, after deducting the estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no exercise of Warrants. We may also increase or decrease the number of Ordinary Shares and accompanying Warrants we are offering.

An increase or decrease of 500,000 in the number of the Ordinary Shares and accompanying Warrants offered by us in this offering would increase or decrease our as adjusted net tangible book value after this offering by approximately $0.38 million and the as adjusted net tangible book value per Ordinary Share after this offering by $0.003 per Ordinary Share and would increase or decrease the dilution per Ordinary Share to new investors by $0.003 assuming the assumed public offering price remains the same, after deducting estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no exercise of Warrants.

The number of the Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 55,501,599 Ordinary Shares outstanding as of November 1, 2024. This number excludes:

●	an aggregate of 3,605,394 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary shares, at exercise prices ranging between NIS 2.4 to NIS 17.9 (approximately $0.60 to $4.7) per Ordinary Share, issued to directors, officers, service providers and employees issued under the 2006 Option Plan;

●	an aggregate of 1,069,450 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary shares, at exercise prices ranging between NIS 2.8 to NIS 3.3 (approximately $0.70 to $0.9) per Ordinary Share, issued to directors, officers, service providers and employees issued under the 2024 Incentive Plan;

●	an aggregate of 860,314 Ordinary Shares issuable upon the vesting of RSUs, granted under the 2024 Incentive Plan.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

As of November 1, 2024 our authorized share capital consisted of 2,500,000,000 Ordinary Shares, with no par value, of which 55,501,599 shares were issued and outstanding as of such date. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 513787804.

Ordinary Shares

In the last three years, we have issued an aggregate of 23,613,854 Ordinary Shares in several public offerings, rights offerings and exercise of employees’ stock options for aggregate net proceeds of $40,545 thousand (in each case based on the exchange rate of the NIS and U.S. dollar applicable on the day of the closing of the respective transaction) thousand.

Options

In the last three years, we have granted options to purchase an aggregate of 4,051,334 Ordinary Shares to directors, officers and employees with exercise prices ranging from NIS 2.8 to NIS 11.3 (approximately $0.70 to $3.0) per share. A total of 111,907 options were exercised in the last three years.

Restricted Share Units

In the last three years, we have granted an aggregate of 862,950 RSUs to directors, officers and employees.

Our Articles of Association

Purposes and Objects of the Company

Our purpose is set forth in Article 4 of our articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our articles of association, our directors are elected at an annual general meeting and/or a special meeting of our shareholders and serve on the board of directors until the next annual general meeting (except for external directors) or until they resign or until they cease to act as board members pursuant to the provisions of our articles of association or any applicable law, upon the earlier. Pursuant to the Companies Law, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our articles of association allow our board of directors to appoint directors to fill vacancies and/or as an addition to the board of directors (subject to the maximum number of directors) to serve until the next annual general meeting. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law. See “Item 6.C. Management—Board Practices—External Directors” in our 2023 Annual Report, which is incorporated by reference herein.

Annual and Special Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 10% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 10% or more of our outstanding voting power.

In addition, one or more shareholders that hold at least one percent (1%) of the voting rights of a company may request its board of directors to include an item on the agenda of a future general meeting (if the company sees fit) provided that, under a new exemption applicable as of March 12, 2024, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request a company’s board of directors to include an appointment of a candidate for a position on the board of directors or the dismissal of a board member from office, as an item on the agenda of a future general meeting (if the company sees fit), provided that the shareholder holds at least five percent (5%) of the voting rights of the company, instead of one percent (1%) as required previously.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and sixty days prior to the date of the meeting, as the case may be. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	a dissolution of the Company by the court or by its shareholders (as such term is defined in the Companies Law).

Notices

The Companies Law and our articles of association require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting, as the case may be, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If half an hour has elapsed from the date set for the meeting and the quorum has not been found valid, the meeting will be postponed to the business day after the day of the meeting, to the same time and to the same place or to another day, time and place as determined by the board of directors. The company will announce through the immediate report of the postponement of the meeting and the date of the postponed meeting. If no lawful quorum is present at the adjourned meeting as aforesaid, at least one shareholder shall be present in person or by proxy, a lawful quorum, unless the meeting was convened at the request of shareholders. If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our articles of association. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger will be subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders instead. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but did not receive the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

However, under a new exemption applicable as of March 12, 2024, such limitations regarding a tender offer do not apply to an Israeli company whose shares are listed outside of Israel, provided that the applicable law to companies incorporated in the country in which the company is listed for trade provides restrictions on the acquisition of control of any percentage of a company or that the acquisition of control of any percentage of the company requires the purchaser to also offer its securities (by way of tender offer) to shareholders from among the public.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Exclusive Forum

Our articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our articles of association does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our articles of association. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provision of our articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to Ordinary Shares, or Pre-Funded Warrants in lieu of Ordinary Shares, along with Warrants to purchase up to Ordinary Shares. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. Each Ordinary Share or Pre-Funded Warrant is being sold together with a Warrant to purchase one Ordinary Share. The Ordinary Shares or Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby and the Warrants offered hereby.

Ordinary Shares

The material terms and provisions of our Ordinary Shares are described under the caption “Description of Share Capital” in this prospectus.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and         , as warrant agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Warrant.

Exercisability. The Warrants are exercisable upon the Issuance Date.

Expiration. The Warrants will expire on the earlier of (i) 30 calendar days from the date of our public announcement that the marketing authorization of ProSense in early-stage low risk breast cancer from the FDA has been received or (ii) five (5) years from the Issuance Date.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price for the Warrants initially will be $     per Ordinary Share. The exercise price is subject to appropriate adjustment in the event of certain Ordinary Share dividends and distributions, Ordinary Share splits, Ordinary Share combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Listing. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Warrants will be limited.

Warrant Agent. The Warrants will be issued in registered form under a warrant agent agreement between us and VStock Transfer, LLC, as warrant agent. The Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Warrants.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of our Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants and the warrant agent agreement are governed by New York law.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to our registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price. Subject to the rules and regulations of the applicable trading market, we may at any time during the term of the Pre-Funded Warrant, subject to the prior written consent of the holders, reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors. The Pre-Funded Warrants will be issued separately from the Warrants.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Ordinary Shares.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares. No fractional Ordinary Shares or scrip representing fractional shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of Ordinary Shares to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of Pre-Funded Warrants will be extremely limited. The Ordinary Shares issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

Right as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Ordinary Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of the Ordinary Shares, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on Ordinary Shares.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer pursuant to which holders of the Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Ordinary Shares or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property or (v) we directly or indirectly, in one or more related transactions consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires 50% or more of the outstanding Ordinary Shares or 50% or more of the voting power of our common equity (not including any Ordinary Shares held by the other person or other persons making or party, or associated or affiliated with the other persons making or party to, such share purchase agreement or other business combination), the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction on a net exercise basis.

PLAN OF DISTRIBUTION

Maxim Group LLC is serving as our lead placement agent in connection with this offering and Roth Capital Partners, LLC is serving as the co-placement agent, subject to the terms and conditions of the placement agency agreement dated             , 2024. The placement agents are not purchasing or selling any of the Securities offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of Securities, but they have agreed to use their best efforts to arrange for the sale of all of the Securities offered hereby. We will enter into a securities purchase agreement directly with certain institutional investors, at the investor’s option, who purchase our Securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our Securities in this offering.

We will deliver the Securities being issued to the investors upon receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We expect to deliver the Securities being offered pursuant to this prospectus on or about             , 2024.

We have agreed to indemnify the placement agents and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the placement agents may be required to make in respect thereof.

Fees and Expenses

This offering is being conducted on a “best efforts” basis and the placement agents have no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of Securities. We have agreed to pay the placement agents the fees set forth in the table below.

	Per Ordinary Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)	We have agreed to pay to the placement agents a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering, provided, however, in the case of certain identified investors, the placement agent fee will be 1.5% of the gross proceeds in this offering.

(2)	Does not give effect to any exercise of the Warrants and/or Pre-Funded Warrants being issued in this offering.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total expenses payable by us for this offering to be approximately $        , the amount of which includes: (i) a placement agent fee of $  assuming the purchase of all of the Ordinary Shares we are offering; (ii) a non-accountable expense allowance payable to the placement agents of $15,000; (iii) reimbursement of the accountable expenses of the placement agents of up to $75,000 related to the legal fees of the placement agents being paid by us (none of which has been paid in advance); and (iv) other estimated expenses of approximately $         which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our Ordinary Shares.

Regulation M

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(ii) of the Securities Act and any commissions received by the placement agents and any profit realized on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agents acting as principals. Under these rules and regulations, the placement agents:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors, officers, certain beneficial owners of 5% or more of our outstanding Ordinary Shares have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of our capital stock or securities convertible into, or exchangeable or exercisable for, our capital stock during a period ending 60 days following the date of closing of the offering pursuant to this prospectus, without first obtaining the written consent of the placement agents, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

●	offer, pledge, sell, contract to sell or otherwise dispose of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction is to be settled by delivery of our securities or in cash;

●	make any demand for or exercise any right registration of any of our capital stock; or

●	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our capital stock.

Notwithstanding these limitations, our capital stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

We have agreed with the placement agents to be subject to a lock-up period of 60 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agents: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Shares equivalents or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Ordinary Shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of six months following the closing date of this offering; provided that we will be permitted to issue Ordinary Shares under our Equity Distribution Agreement with Maxim Group LLC, dated January 12, 2024, commencing the 61st day following the date of closing of the offering.

Determination of Offering Price

The price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agents based on the trading of our Ordinary Shares prior to this offering.

Listing

Our Ordinary Shares are listed on Nasdaq under the symbol “ICCM.” There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not plan on making an application to list the Warrants on Nasdaq, any securities exchange or any recognized trading system.

Discretionary Accounts

The placement agents do not intend to confirm sales of the Ordinary Shares offered hereby to any accounts over which they have discretionary authority.

Other Activities and Relationships

The placement agents and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agents and certain of their affiliates may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. On January 12, 2024, we entered into an Equity Distribution Agreement with Maxim, as sales agent, pursuant to which we may offer and sell Ordinary Shares, from time to time, to or through Maxim as agent or principal Ordinary Shares in an “at-the-market” offering, as defined in Rule 415(a)(4) promulgated under the Securities Act, for an aggregate offering price of up to $9.7 million. We will pay Maxim a commission equal to 2.5% of the gross sales price per share sold pursuant to the terms of the Equity Distribution Agreement. We are not obligated to sell any Ordinary Shares under the Equity Distribution Agreement and no assurance can be given as to the price or number of such shares that we will sell or the dates on which any such sales will take place. As of November 1, 2024, we have sold 9,696,915 Ordinary Shares under the Equity Distribution Agreement for aggregate gross proceeds of $8.97 million.

In the ordinary course of their various business activities, the placement agents and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agents or their affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agents and their affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of our ordinary shares offered hereby. The placement agents and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agents that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This prospectus in electronic format may be made available on a website maintained by the placement agents, and the placement agents may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

EXPENSES

Set forth below is an itemization of the total expenses expected to be incurred in connection with the offer and sale of our Securities by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$5,787.18
FINRA filing fee	$5,900.00
Printer fees and expenses	$3,500
Legal fees and expenses	$150,000
Accounting fees and expenses	$40,000
Miscellaneous	$78,000
Total	$283,187.18

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the Ordinary Shares offered in this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters concerning this offering and the validity of the other securities offered in this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters related to this offering will be passed upon for the placement agents by Thompson Hine LLP, New York, New York.

EXPERTS

The financial statements of IceCure Medical Ltd. as of December 31, 2023 and 2022 and for the years then ended incorporated from reference to our 2023 Annual Report into this prospectus have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in its report which expresses an unqualified opinion on the financial statements. Such financial statements are incorporated by reference in reliance upon the report of such firm given its authority as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the attorney general under certain circumstances;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud, there was not a reasonable opportunity for the defendant to present its case, the judgment was given by a court not authorized to issue such judgment under applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable and according to the law of the foreign state in which the relief was granted; and

●	enforcement may be denied if it may violate the sovereignty or threaten the security of the State of Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfil its duty by the judgment even if it chooses to make the payment in the same foreign currency, subject to the laws governing the foreign currency control, applicable at that time. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

In addition, one member of our board of directors, Mr. Yang Huang, is a citizen of and is located in the PRC and another member of our board of directors, Mr. Vincent Chun Hung Chan, is a citizen of both Great Britain and Hong Kong and is located in Hong Kong. It may be difficult to enforce liabilities and enforce judgments on these individuals, for investors to effect service of process within the United States upon these persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Risk Factors—Risks Related to Enforceability of Civil Liabilities—Investors may have difficulty enforcing judgments against us, our directors and management” in this prospectus for further details.

PRC courts may recognize and enforce foreign judgments against Mr. Huang in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity, however, between China and the United States for the mutual recognition and enforcement of court judgments. PRC courts will not enforce a foreign judgment against Mr. Huang if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against Mr. Chan predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against Mr. Chan predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Pursuing such a foreign judgment against Mr. Huang or Mr. Chan, therefore, may incur significant costs and may be time consuming due to the complex nature of prosecuting or litigating any such potential action described above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of Ordinary Shares. This prospectus, which constitutes part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. These filings and our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at http://www.icecure-medical.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 3, 2024;

(2)	Our Reports on Form 6-K filed on April 3, 2024, April 15, 2024 (with respect to the first, second, third and fourth paragraphs under the section titled “Healthcare Economics”, and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), April 15, 2024, May 7, 2024 (with respect to the first, second, third and sixth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), May 21, 2024, May 28, 2024 (with respect to the press release attached as Exhibit 99.1, excluding the second and third paragraphs thereof), June 4, 2024 (with respect to the first, third and fourth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), July 1, 2024 (with respect to the first and third paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), July 9, 2024 (with respect to the first and fourth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), July 16, 2024, July 22, 2024, July 22, 2024 (with respect to the first, second, third and fourth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), August 6, 2024, August 7, 2024 (with respect to the first three paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), August 14, 2024 (with respect to the first, second, fourth and fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), August 20, 2024 (other than the second and third paragraphs of Exhibit 99.3), August 28, 2024 (with respect to the first and third paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), September 12, 2024 (with respect to the first, third and fourth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), September 16, 2024 (with respect to the first, third, fourth and fifth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), September 24, 2024 (with respect to the first paragraph and the sections titled “Key Highlights and findings from the articles include” and “Forward-Looking Statements” in the press release attached as Exhibit 99.1), October 7, 2024 (with respect to the first four paragraphs, the section that summarizes the six abstracts featuring ProSense® presented at EUSOBI 2024 and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1), and October 21, 2024 (with respect to the first and second paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1); and

(3)	The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on August 23, 2021, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 3, 2024.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 7 Ha’Eshel St., PO Box 3163, Caesarea, 3079504 Israel, Attention: Chief Financial Officer.

Up to 22,222,222 Ordinary Shares

Warrants to purchase up to 22,222,222 Ordinary Shares

Up to 22,222,222 Ordinary Shares underlying such Warrants

Pre-Funded Warrants to purchase up to 22,222,222 Ordinary Shares

Up to 22,222,222 Ordinary Shares underlying such Pre-Funded Warrants

IceCure Medical Ltd.

Lead Placement Agent	Co-Placement Agent

Maxim Group LLC	Roth Capital Partners

PROSPECTUS

                                , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since October 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Since November 2021, we have granted to our directors, officers and employees options to purchase an aggregate of 4,914,284 Ordinary Shares under the 2006 Option Plan and 2024 Incentive Plan, with exercise prices ranging between $0.70 and $3.00 per share. As of November 1, 2024, 111,907 options granted to directors, officers and employees were exercised, and 568,127 options forfeited and expired. The total outstanding amount of options and warrants to directors, officers, employees and consultants as of November 1, 2024 is 5,535,158.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
1.1*	Form of Placement Agency Agreement.
3.1	Articles of Association of IceCure Medical Ltd. (incorporated herein by reference to Exhibit 1.1 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
4.1*	Form of Warrant.
4.2*	Form of Pre-Funded Warrant.
5.1*	Opinion of Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Israeli counsel to IceCure Medical Ltd.
5.2*	Opinion of Sullivan & Worcester LLP, U.S. counsel to IceCure Medical Ltd.
10.1	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.2	IceCure Medical Ltd. 2006 Employee Share Option Plan (incorporated herein by reference to Exhibit 10.2 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.3	IceCure Medical Ltd. 2024 Employee Equity Incentive Plan (incorporated herein by reference to Exhibit 4.9 to our Annual Report on Form 20-F (File No. 001-40753) filed with the SEC on April 3, 2024).
10.4^	IceCure Medical Ltd. Remuneration Policy (incorporated herein by reference to Exhibit 10.3 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.5^	Distribution Agreement, dated August 29, 2019, by and between IceCure Medical Ltd. and Terumo Corporation (incorporated herein by reference to Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.6	Distribution Agreement, dated December 31, 2020, by and between IceCure Medical Ltd. and Terumo (Thailand) Company Limited (incorporated herein by reference to Exhibit 10.6 to our Registration Statement on Form F-1 (File No. 333-258660) filed with the SEC on August 9, 2021).
10.7	Exclusive Distribution Agreement, dated June 12, 2022, by and between IceCure (Shanghai) MedTech Co., Ltd., Shanghai Medtronic Zhikang Medical Devices Co., Ltd. and Beijing Turing Medical Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-3 (File No. 333-267272) filed with the SEC on September 2, 2022).
10.8	Exclusive Distribution Agreement, dated June 12, 2022, by and between IceCure Medical Ltd., IceCure (Shanghai) MedTech Co., Ltd. and Beijing Turing Medical Technology Co., Ltd. (incorporated herein by reference to Exhibit 10.2 to our Registration Statement on Form F-3 (File No. 333-267272) filed with the SEC on September 2, 2022).
10.9	Equity Distribution Agreement by and between IceCure Medical Ltd., and Maxim Group LLC, dated January 12, 2024 (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-40753) filed with the SEC on January 12, 2024).
10.10*	Form of Securities Purchase Agreement.
10.11*	Form of Warrant Agent Agreement.
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to our Registration Statement on Form F-1 (File No. 333-261487) filed with the SEC on December 3, 2021).
23.1*	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel-Aviv (Har-Even & Co.) (included in Exhibit 5.1).
23.3*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1**	Power of Attorney (included on signature page to the Registration Statement on Form F-1).
EX-101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
EX-101.SCH	Inline XBRL Taxonomy Extension Schema Document.
EX-101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
EX-101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
EX-101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
EX-101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
^	Certain confidential information contained in this exhibit, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia on November 5, 2024.

ICECURE MEDICAL LTD.

By:	/s/ Eyal Shamir
Eyal Shamir
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eyal Shamir	Chief Executive Officer, Director
Eyal Shamir	(Principal Executive Officer)	November 5, 2024

/s/ Ronen Tsimerman	Chief Financial Officer, Chief Operations Officer
Ronen Tsimerman	(Principal Financial and Accounting Officer)	November 5, 2024

*	Director, Chairman of the Board of Directors	November 5, 2024
Ron Mayron

*	Director	November 5, 2024
Vincent Chun Hung Chan

*	Director	November 5, 2024
Yang Huang

*	Director	November 5, 2024
Sharon Levita

*	Director	November 5, 2024
Oded Tamir

*By:	/s/ Eyal Shamir	November 5, 2024
Eyal Shamir
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, IceCure Medical Inc., the duly authorized representative in the United States of IceCure Medical Ltd., has signed this registration statement on November 5, 2024.

/s/ IceCure Medical Inc.
IceCure Medical Inc.